COTTONWOOD COMMUNITIES, INC.
ARTICLES SUPPLEMENTARY
June 30, 2022
Cottonwood Communities, Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore, Maryland and its corporate office in Salt Lake City, Utah, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST:  Under a power contained in Section 2-208 of the Maryland General Corporation Law (the “MGCL”) and Article VII of the charter of the Corporation (the “Charter”), by duly adopted resolutions, the Board of Directors of the Corporation (the “Board”) reclassified and restored the following shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), that were previously classified and designated by the Board, to the status of unclassified and undesignated shares of Preferred Stock (except to the extent of any shares of the classes of Preferred Stock that were previously redeemed by the Corporation and therefore automatically restored to such status by the terms of such series of Preferred Stock, in which case the amounts set forth below shall be reduced accordingly):
(1)    14,500,000 shares of the Series 2016 Preferred Stock, par value $0.01 per share (“Series 2016 Preferred Stock”), which is all of the shares of Series 2016 Preferred Stock designated in the articles supplementary filed by the Corporation with the SDAT on March 29, 2021;
(2)    5,000,000 shares of Series 2017 Preferred Stock, par value $0.01 per share (“Series 2017 Preferred Stock”), which is all of the shares of Series 2017 Preferred Stock designated in the articles supplementary filed by the Corporation with the SDAT on March 29, 2021;
SECOND:  After giving effect to the foregoing reclassifications, the Corporation has the authority to issue 100,000,000 shares of Preferred Stock, of which 12,800,000 are classified as Series 2019 Preferred Stock and the remaining are unclassified and undesignated shares of authorized Preferred Stock. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.
THIRD: The Preferred Stock has been reclassified and restored by the Board under the authority contained in the Charter.
FOURTH:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
FIFTH:  These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.
SIXTH:  The undersigned acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Chief Financial Officer on this 30th day of June, 2022.

COTTONWOOD COMMUNITIES, INC.

By:	/s/ Enzio Cassinis
Name: Enzio Cassinis
Title: President

ATTEST:

By:	/s/ Adam Larson
Name: Adam Larson
Title: Chief Financial Officer

[Signature page to Articles Supplementary]